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                                                                    EXHIBIT 23.2
                          INDEPENDENT AUDITORS' CONSENT



The Board of Directors
XM Satellite Radio Holdings Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 33-72852, 33-34250, 33-91714, 333-30099, 333-53253, 333-71423, 333-81459,
333-84391, 333-88807, 333-40566, and 333-42104) on Forms S-3 and S-8 of Motient
Corporation of our report dated January 23, 2002, with respect to the consolidated balance sheets of XM Satellite Holdings Inc. and subsidiaries as of December 31, 2000 and 2001 and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the years in the three-year period ended December 31, 2001, which report appears in the December 31, 2001 annual report on Form 10-K of Motient Corporation.

Our report, dated January 23, 2002 contains an explanatory paragraph that states that the XM Satellite Radio Holding Inc. and subsidiaries is dependent upon additional debt or equity financing, which raises substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

                                    /s/KPMG LLP


McLean, Virginia
March 27, 2002